Exhibit 4.3
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT TO PURCHASE
SHARES OF SERIES B PREFERRED STOCK OF
OCULUS INNOVATIVE SCIENCES, INC.
(Void after March 31, 2017)

     This certifies that VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company, or assigns (the “Holder”), for value received, is entitled to purchase from OCULUS INNOVATIVE SCIENCES, INC., a California corporation (the “Company”), a number of fully paid and nonassessable shares of the Company’s securities for an aggregate exercise price and at a price per share (the “Stock Purchase Price”) determined as follows:
     All capitalized terms used in this Warrant and not otherwise defined shall have the meanings ascribed to them in Section 11 of the Loan and Security Agreement dated as of even date herewith (the “Loan Agreement”) and Part 1 of the Supplement thereto of even date therewith, between the Company and Venture Lending & Leasing IV, Inc. (“Lender”).
Additional defined terms for this Warrant. For purposes of this Warrant:
“Alternate Price” means (A) seventy-five percent (75%) of the Next Round Price, if the Next Round occurs prior to an IPO, or (B) seventy-five percent (75%) of the IPO Price, if an IPO occurs prior to the Next Round.
“IPO” means Company’s first underwritten public offering of its shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.
“IPO Price” means the price per share to the public in its IPO.
“Next Round” means the next transaction after the Closing Date, other than an IPO, in which the Company issues and sells a class or series of equity securities in connection with a bona fide round of equity financing resulting in net aggregate proceeds to Company of at least $2,000,000.
“Next Round Price” means the lowest price per share paid by an investor for Next Round Shares.
“Next Round Shares” means the type and series of securities issued by Company in the Next Round.
“Series B Price” means $4.50 per share.
“Shares” means the series of Preferred Stock issued or issuable upon the exercise of this Warrant, or the Company’s Common Stock if Common Stock is issued or issuable upon the exercise of this Warrant.
“Vested Additional Share Amount” shall mean for each advance by the Lender of any Loan to the Company pursuant to the Commitment, a percentage of the total Commitment represented by such Loan multiplied by 85,000. (As an example for illustration purposes only, if Company draws $1,000,000 of the Commitment in a

Loan, Lender would be entitled to additional shares of Preferred Stock as follows: 1,000,000/5,000,000=.20*85,000= 17,000 additional shares)
     The Holder shall be entitled initially to purchase hereunder Two Hundred Fifteen Thousand (215,000) fully paid and nonassessable shares of Series B Preferred Stock of the Company at the Series B Price, provided, however, if the Company does not successfully complete an IPO on or before March 31, 2007, then the Holder shall be entitled to purchase the Shares at the Alternate Price. (For purposes of this Warrant, “Stock Purchase Price” means either the Series B Price or the Alternate Price, as determined in this paragraph.)
     In addition thereto, for each Loan advanced by Lender to the Company pursuant to the Commitment up to Five Million United States Dollars ($5,000,000), Holder shall be entitled to purchase at the Stock Purchase Price the Vested Additional Share Amount of fully paid and nonassessable shares of the Company’s Preferred Stock up to Eighty-Five Thousand (85,000) shares.
     If this Warrant is exercisable at the Alternate Price based upon an IPO, it shall be exercisable for shares of Company’s Common Stock. The Stock Purchase Price and the number of Shares purchasable hereunder are subject to adjustment as provided in Section 4 of this Warrant.
     As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine (i) the actual number and type of the Company’s securities issuable upon exercise of this Warrant and (ii) the initial Stock Purchase Price, the Company shall execute and deliver a supplement to this Warrant in substantially the form of Exhibit “A” attached hereto, completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of the Company to deliver such supplement shall not affect the rights of the Holder of this Warrant to receive the number of securities at the Stock Purchase Price as set forth herein.
     This Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on March 31, 2017 (the “Expiration Date”), upon surrender to the Company at its principal office at 1129 North McDowell Blvd., Petaluma, California 94954 (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof.
     This Warrant is subject to the following terms and conditions:
     1. Exercise; Issuance of Certificates; Payment for Shares.
          (a) Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of the Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the Shares (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of Shares to be purchased. In the event, however, that pursuant to the Company’s Articles of Incorporation, as amended, an event causing automatic conversion of the Company’s Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of the Company into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” shall be deemed to be or include such Common Stock, as may be appropriate). The Company agrees that the Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such Shares. Subject to the provisions of Section 2, certificates for the Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this

Section 1, in case of a purchase of less than all the Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the Shares purchasable under this Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each warrant so delivered shall be in such denominations as may be requested by the Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.
          (b) The Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of Shares equal to the quotient of: (i) the difference between (A) the Per Share Price (as hereinafter defined), less (B) the Stock Purchase Price then in effect, multiplied by the number of Shares the Holder would otherwise have been entitled to purchase hereunder pursuant to clause (a) of this Section 1 (or such lesser number of Shares as the Holder may designate in the case of a partial exercise of this Warrant); over (ii) the Per Share Price. Election to exercise under this section (b) may be made by delivering a signed form of subscription to the Company via facsimile, to be followed by delivery of this Warrant.
          (c) For purposes of clause (b) of this Section 1, “Per Share Price” means the product of: (i) the greater of (A) the closing price of the securities issuable upon conversion of the Preferred Stock, as quoted by NASDAQ or listed on any exchange, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of the Holder’s election hereunder or, (B) if applicable at the time of or in connection with the exercise under clause (b) of this Section 1, the gross sales price of one share of the Company’s Common Stock pursuant to a registered public offering or that amount which stockholders of the Company will receive for each share of Common Stock pursuant to a merger, reorganization or sale of assets; and (ii) that number of shares of Common Stock into which each share of Preferred Stock is convertible. If the securities issuable upon conversion of the Preferred Stock are not quoted by NASDAQ or listed on an exchange and none of the above clauses apply, the Per Share Price of the Preferred Stock (or the equivalent number of shares of Common Stock into which such Preferred Stock is convertible) shall be the price per share which the Board of Directors of the Company shall determine in good faith.
     2. Limitation on Transfer.
          (a) This Warrant and the Shares shall not be transferable without the prior written consent of the Company (which shall not be unreasonably withheld or delayed) and then only after compliance with the conditions specified in this Section 2, which conditions are intended to insure compliance with the provisions of the Securities Act. The effectiveness of any transfer of this Warrant or the Shares issuable hereunder is subject to the execution and delivery by the proposed transferee of the Warrant or the Shares of an assignment and assumption document in a form provided by the Company whereby such proposed transferee agrees to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.
          (b) Each certificate representing (i) this Warrant, (ii) the Shares, (iii) if applicable, shares of the Company’s Common Stock issued upon conversion of the Shares and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

          (c) The Holder of this Warrant and each person to whom this Warrant is subsequently transferred (if permitted hereunder) represents and warrants to the Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act exempting the disposition of securities from registration), or (iii) an opinion of counsel, reasonably satisfactory to counsel for the Company, that an exemption from such registration is available.
     3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Shares, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Shares may be listed. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as defined in Section 4 hereof) (i) if the total number of Shares issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by the Company’s Articles of Incorporation, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company’s Articles of Incorporation, or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.
     4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.
          4.1 Subdivision or Combination of Stock. Without duplication of any provision in the Company’s Articles of Incorporation, as amended, in case the Company shall at any time subdivide its outstanding Shares into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Shares shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.
          4.2 Dividends in Preferred Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,
               (a) Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or
               (b) any cash paid or payable otherwise than as a cash dividend, or

               (c) Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above),
Then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Preferred Stock receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Preferred Stock as of the date on which holders of Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.
          4.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holder hereof shall thereafter have the right to purchase and receive (in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Shares equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any such case, appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.
          4.4 Sale or Issuance Below Purchase Price; “Pay-to-Play” Exemption.
               (a) The other antidilution rights applicable to the Shares purchasable hereunder are set forth in the Company’s Articles of Incorporation, as amended through the date hereof (the “Charter”). Such antidilution rights shall not be restated, amended, modified or waived in any manner without the Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on the Holder hereof would be more adverse to the Holder hereof than, and substantially dissimilar to, its effect on the other holders of the same series of the Company’s stock. The Company shall promptly provide the Holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.
               (b) In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of the Company’s Preferred Stock to purchase securities in a future round of equity financing or else lose the benefit of antidilution protection applicable to the shares of Preferred Stock issuable upon the exercise of this Warrant or have such shares of Preferred Stock automatically convert to common stock or convert to another class and series of the Company’s capital stock) in the Company’s Articles of Incorporation, as amended from time to time, are triggered in connection with the consummation of a Down Round (as defined below) or otherwise after the date hereof, then in such event, the Shares issued or issuable upon the exercise of the Warrant shall not be subject to such automatic conversion.
          4.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
          4.6 Other Notices. If at any time:
               (a) the Company shall declare any cash dividend upon its Preferred Stock (other than in connection with the Series A dividends as provided in the Companys’ Articles of Incorporation as amended to date);
               (b) the Company shall declare any dividend upon its Preferred Stock payable in stock or make any special dividend or other distribution to the holders of its Preferred Stock (other than in connection with the Series A dividends as provided in the Companys’ Articles of Incorporation as amended to date);
               (c) the Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock of any class or other rights;
               (d) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity;
               (e) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
               (f) the Company shall take or propose to take any other action, notice of which is actually provided to holders of the Preferred Stock;
then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (i) at least 20 day’s prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 day’s written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.
          4.7 Certain Events. If any change in the outstanding Preferred Stock of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable and the Board of Directors in good faith believes that an adjustment is necessary to effect the essential intent and principles with the adjustment provisions of this Warrant or if the provisions of this Section 4 are strictly applicable to an event but the application of such provisions would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had this

Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.
     5. Issue Tax. The issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.
     6. Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant, unless required by applicable law or regulation, or to avoid the violation of any applicable law or regulation..
     7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase Shares, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.
     8. Intentionally Omitted.
     9. Registration Rights. The Holder hereof shall be entitled, with respect to the securities issued upon exercise hereof or the shares of Common Stock or other securities issued upon conversion of such securities as the case may be, to all of the registration rights set forth in the Investors Rights Agreement executed by the holders in connection with the offering of the type of securities for which this Warrant is exercisable (the “Rights Agreement”), to the same extent and on the same terms and conditions as possessed by such investors thereunder with the following exceptions and clarifications: (i) the Holder will have no right to initiate a demand registration; (ii) the Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; (iii) the registration rights will have the same rights of assignment as contained in the Rights Agreement, and (iv) the Holder will be subject to the same lock-up obligations as contained in the Rights Agreement. The Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to the Holder does not violate the provisions of the Rights Agreement or any of the Company’s charter documents or rights of prior grantees of registration rights.
     10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Preferred Stock issued upon exercise of this Warrant, contained in Sections 6 and 9 shall survive the exercise of this Warrant.
     11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.
     12. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

     13. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Shares issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assign of the holder hereof. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Holder hereof and at the Holder’s expense, acknowledge in writing its continuing obligation to the Holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which the Holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of the Holder hereof to make any such request shall not affect the continuing obligation of the Company to the Holder hereof in respect of such rights.
     14. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.
     15. Lost Warrants or Stock Certificates. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at Holder’s expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.
     16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.
     17. Representations of Holder. With respect to this Warrant, Holder represents and warrants to the Company as follows:
          17.1 Experience. It is an “accredited investor” as that term is defined in Rule 501 (a) promulgated under the Securities Act of 1933, as amended; is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; the officers of the Company have made available to Holder any and all written information it has requested; the officers of the Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.
          17.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.
          17.3 Rule 144. It acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.
          17.4 Access to Data. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.

     18. Additional Representations and Covenants of the Company. The Company hereby represents, warrants and agrees as follows:
          18.1 Corporate Power. The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.
          18.2 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this has been taken. This Warrant is a valid and binding obligation of the Company, enforceable in accordance with its terms.
          18.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
          18.4 Stock Issuance. Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the Shares purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Preferred Stock into shares of Common Stock, the Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.
          18.5 Certificates and By-Laws. The Company has provided Holder with true and complete copies of the Company’s Articles of Incorporation, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.
          18.6 Conversion of Preferred Stock. As of the date hereof, each share of the Preferred Stock is convertible into one share of the Common Stock.
          18.7 Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, the Company shall furnish to Holder (i) within 150 days after the close of each fiscal year of the Company an audited balance sheet and statement of changes in financial position at and as of the end of such fiscal year, together with an audited statement of income for such fiscal year; (ii) within 45 days after the close of each fiscal quarter of the Company, an unaudited balance sheet and statement of cash flows at and as of the end of such quarter, together with an unaudited statement of income for such quarter; and (iii) promptly after sending, making available, or filing, copies of all reports, proxy statements, and financial statements that the Company sends or makes available to its stockholders and all registration statements and reports that the Company files with the SEC or any other governmental or regulatory authority.
     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 14th day of June, 2006.

OCULUS INNOVATIVE SCIENCES, INC

By:	/s/ Hojabr Alimi
Name:	Hojabr Alimi

Title:	President & CEO

VENTURE LENDING & LEASING IV, LLC

By: WESTECH INVESTMENT ADVISORS, INC., a California Corporation, its Managing Member

By:	/s/ Ronald W. Swenson
Name:	Ronald W. Swenson

Title:	CEO

FORM OF SUBSCRIPTION
(To be signed only upon exercise of Warrant)
To:	OCULUS INNOVATIVE SCIENCES, INC.

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below (___)shares (the “Shares”) of Stock of and herewith makes payment of Dollars ($ ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, , whose address is .

☐	The undersigned hereby elects to convert percent (___%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.
The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to the Company.

Dated

Holder:

By:

Its:

(Address)

(1)	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”
[On letterhead of the Company]
          Reference is hereby made to that certain Warrant dated March ___, 2006, issued by OCULUS INNOVATIVE SCIENCES, INC, a California corporation (the “Company”), to VENTURE LENDING & LEASING IV, INC., a Maryland corporation (the “Holder”).
     [IF APPLICABLE] The Warrant provides that the actual number of shares of the Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and the Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.
     [IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].
     This certifies that the Holder is entitled to purchase from the Company                                          (                    ) fully paid and nonassessable shares of the Company’s                      Stock at a price of                                          Dollars ($                     ) per share (the “Stock Purchase Price”). The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.
     Executed this ___day of                     , 200___.

OCULUS INNOVATIVE SCIENCES, INC

By:

Name:

Title: